EXHIBIT 3

Dartmouth Commerce of Manhattan, Inc.
4621 Teller, #200
Newport Beach, CA 92660
(949) 851-5900

April 21, 2003

Bluebird Finance Ltd.
a British Virgin Islands Company

     Re: Lock-Up Agreement of Dartmouth Shares

Ladies and Gentlemen:

     The undersigned, Dartmouth Commerce of Manhattan, Inc. (“Dartmouth”), hereby agrees to the terms and conditions of this Lock-Up Agreement for the benefit of Bluebird Finance Ltd., a British Virgin Islands company (“Bluebird”), with reference to and in consideration of the facts and objectives described herein, specifically, the shares (1,600,000) of stock of Signature Eyewear, Inc., a California corporation, and all the issued and outstanding shares (100,000) of Dartmouth, whose sole shareholder, director and officer is Richard M. Torre.

     Dartmouth understands that Signature Eyewear Inc., a California corporation (Signature) is experiencing serious financial difficulties, and has been in arrears with its primary lender and certain suppliers. In order to forestall a bankruptcy petition by or against Signature, simultaneously with the execution hereof, Signature is engaged in a major restructuring of its ownership, capitalization, and debt (the “Restructuring”). Dartmouth is participating in the Restructuring by arranging for the renegotiation of certain trade payables of Signature in order to preserve Signature’s relationships with its suppliers, and by purchasing from the Weiss Family Trust its control block of 1,600,000 shares of Signature’s common stock (the “Control Block Shares”). Bluebird is participating in the Restructuring by providing a $2.9 million term loan for use in paying certain trade payables of Signature and other working capital, and making a capital investment of $800,000 in convertible preferred stock. The sale of the Control Block Shares to Dartmouth requires the consent of the licensors of certain Signature product lines, and such licensors have indicated their willingness to grant such consent in reliance on the Restructuring bringing stability to Signature. Further changes in ownership of the Control Block Shares would require further consents by those licensors, which may be unavailable if the licensors believed that such changes in ownership indicated a lack of stability in Signature. Bluebird desires to assure its shareholders, creditors, suppliers, and licensors that the Restructuring will bring stability to Signature. Bluebird would be unwilling to make its investment in Signature without assurance that such stability will not be undermined by subsequent changes in ownership of the Control Block Shares, and Bluebird desires to ensure such assurance for the benefit of Bluebird. Dartmouth is willing to accept certain limitations on the transferability of the Control Block Shares, and the 100,000 shares of Dartmouth because Dartmouth believes that such limitations are appropriate in order to assist in stability.

     In consideration of the benefits to the undersigned described hereinabove, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the reliance hereon, Dartmouth hereby agrees that, except as otherwise specifically provided herein, Dartmouth shall not offer, sell, contract to sell, transfer, assign, pledge, hypothecate, grant any option to purchase, make any short sale, or otherwise dispose of any of the 100,000 shares of Dartmouth, or the Control Block Shares, for a period of five (5) years from the date of this Agreement, and ending on May 1, 2008. Any and all stock certificates representing the 100,000 shares of Dartmouth, and/or the Control Block Shares shall bear the following legend: “THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTEHCATED, OR OTHERWISE ALIENATED EXCEPT IN COMPLIANCE WITH THAT CERTAIN LOCK-UP AGREEMENT DATED April 18, 2003, A COPY OF WHICH IS ON FILE IN BLUEBIRD’S AND DARTMOUTH’S PRINCIPAL BUSINESS OFFICE AND WITH SIGNATURE’S TRANSFER AGENT AND REGISTRAR.” Dartmouth further agrees and consents to the entry of stop transfer instructions with Signature’s transfer agent and registrar against the transfer of the 100,000 shares of Dartmouth and the Control Block Shares except in compliance with this Agreement.

     Dartmouth has as its sole and ONLY shareholder, director and officer, Richard M. Torre. Richard M. Torre represents, covenants and agrees that he is the sole and only shareholder, director and officer, and will cause Dartmouth to effectuate the terms and conditions of this Agreement.

     In the event Richard M. Torre is unable or unwilling to cause Dartmouth to effectuate the terms and conditions of this Lock-Up Agreement, the agents set forth in the attached 5-year Irrevocable Power of Attorney shall cause Dartmouth to effectuate the terms and conditions of this Lock-Up Agreement.

     Richard M. Torre further represents, covenants and agrees that he will NOT issue, nor will Dartmouth issue, any shares of Dartmouth, other than those 100,000 shares already issued to Richard M. Torre.

     Richard M. Torre further represents, and covenants and agrees that he will not cause Dartmouth to incur any debt, liability, expenses, charge or encumbrance exceeding $10,000.00.

     Dartmouth understands that this Agreement is irrevocable, and shall be binding upon, and inure to the benefit of, Dartmouth, and Bluebird, and their respective heirs, representatives, successors and assigns. No modification of this Agreement shall be valid unless it is in writing and signed by Dartmouth and Bluebird. This Agreement is intended for the sole benefit of the parties and their successors and assigns, and shall not be construed to give any legal or equitable rights to any third parties. No party shall be deemed to waive any right or remedy except by a duly executed written waiver. No delay or omission in the exercise of any right or remedy shall be construed as a waiver, and no consent to or approval of any act shall be deemed to render unnecessary consent to or approval of any other or subsequent act. Any violation of this Agreement shall be deemed securities fraud, and shall be punishable to the full extent of the law. If any action is brought to enforce or interpret this Agreement, the prevailing party will be entitled to recover all attorneys fees actually incurred in the action and in enforcing any judgment or award granted therein. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Very truly yours,

BLUEBIRD FINANCE, LTD	DARTMOUTH COMMERCE OF
a British Virgin Islands Company	MANHATTAN, INC., a California corporation

Its: President	Its: President

By:	By: /s/ Richard M. Torre

(signature)	Richard M. Torre

Its: Secretary	Its: Secretary

By:	By: /s/ Richard M. Torre